Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pheton Holdings Ltd on Amendment No.5 to Form F-1 [FILE NO. 333-274944] of our report dated July 7, 2023, with respect to our audits of the consolidated financial statements of Pheton Holdings Ltd as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

March 27, 2024

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Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com